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              [GREENBAUM, ROWE, SMITH, RAVIN & DAVIS LETTERHEAD]


                                                                       EXHIBIT 5



June 14, 1995

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Osicom Technologies, Inc.

Gentlemen:

        Osicom Technologies, Inc. (the "Company") is filing a Registration Statement on Form S-8, covering the registration of 120,000 shares of the common stock of the Company, par value $.20 per share, for an offering to employees pursuant to its 1988 Stock Option Plan (the "Plan"). We have been asked to issue an opinion as to whether the securities being registered will, when sold, be legally issued, fully paid and non-assessable.

        We have examined the Certificate of Incorporation and By-Laws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations given in certificates of officers of the Company, and, although we have not independently verified certain of the facts contained therein, nothing has come to our attention which would cause us to believe that any of the statements